Exhibit 99

First Interstate BancSystem
First Quarter 2008

To our shareholders,

First Interstate BancSystem is pleased to report first quarter 2008 net income to common shareholders of $17,307,000, or $2.14 per share, compared to $16,496,000, or $1.97 per share, in first quarter 2007. **2008 first quarter earnings are the highest first quarter earnings reported in our history**. Return on average common equity was 15.82% in first quarter 2008, as compared to 16.14% in first quarter 2007 and return on average assets was 1.20% versus 1.37%.

Quarterly Results

Our financial performance for first quarter 2008 includes the results of the First Western Banks acquired January 10, 2008. As of the date of acquisition, the First Western Banks had assets of $918,000,000, loans of $725,000,000 and deposits of $812,000,000.

Net interest income increased 18% to $56,803,000 for first quarter 2008, as compared to the same period in 2007. Despite 27% growth in average earning assets, our net interest margin ratio decreased 17 basis points to 4.29% in first quarter 2008, as compared to first quarter 2007. This decrease is due, in part, to the deployment of available funding into non-earning assets including premises, equipment, goodwill and core deposit intangible assets recorded as part of the First Western acquisition. In addition, interest free funding sources, including noninterest bearing deposits and equity, comprised a smaller percentage of our funding base during first quarter 2008, as compared to first quarter 2007, further compressing our net interest margin ratio.

Our provisions for loan losses of $2,363,000 were 26% higher than first quarter 2007. This increase is primarily due higher levels of internally classified loans combined with provisions related to the acquired banks.

Noninterest income of $26,369,000 for first quarter 2008 was $4,530,000, or 21%, higher than first quarter 2007. Approximately 33% of the increase in 2008 was directly attributable to the acquired banks. In addition, during first quarter 2008, we recorded a one-time gain on the mandatory redemption of Visa stock of $1,620,000 and a one-time gain of $1,083,000 from the release of escrowed funds related to the December 2006 sale of our interest in iPay Technologies, LLC. The remaining improvement in noninterest income was primarily due to increases of $1,221,000 in income from the origination and sale of residential real estate mortgage loans; $589,000 in debit and credit card transaction fees, $407,000 in insurance commissions and $327,000 in wealth management revenues. These improvements offset a first quarter 2007 non-recurring gain of $1,100,000 on the sale of mortgage servicing rights.

Noninterest expense of $53,155,000 was $10,243,000, or 24%, higher than first quarter 2007. Approximately 55% of the increase in 2008 was directly attributable to the acquired banks. The remaining increase was primarily due to additional charges for impairment of mortgage servicing rights, higher salaries and benefits expenses and increases in occupancy costs. During first quarter 2008, we recorded charges for impairment of mortgage servicing rights of $3,552,000 as compared to $793,000 during first quarter 2007. Exclusive of expenses directly attributable to the acquired entities, salary and benefits expense increased $1,619,000, or 7%, as compared to first quarter 2007 primarily due to inflationary wage increases and occupancy expense increased $418,000, or 12%, primarily due to higher repairs, maintenance and depreciation expenses.

On April 8, 2008, we paid a $.65 dividend per common share.

Our financial performance for the first quarter of 2008 is noteworthy, especially in light of the challenges facing the banking industry today. Our results confirm our confidence in the economies of Montana, Wyoming and South Dakota and in the abilities of the talented and dedicated team of employees, officers and directors who guide our company.

Lyle R. Knight
President
Chief Executive Officer

Terrill R. Moore
Executive Vice President
Chief Financial Officer

Financial Highlights
Three Months ended March 31,

(unaudited) (in thousands except per share data)	2008	2007	% Change
OPERATING RESULTS			
Net income	$ 18,076	$ 16,496	9.6%
Net income to common stockholders	17,307	16,496	4.9%
Diluted earnings per share	2.14	1.97	8.6%
Dividends per share	0.65	1.02	-36.3%
PERIOD END BALANCES			
Assets	6,284,356	4,959,855	26.7%
Loans	4,384,346	3,363,981	30.3%
Investment securities	1,141,850	984,245	16.0%
Deposits	4,901,949	3,863,224	26.9%
Stockholders' equity	504,452	421,617	19.6%
Common shares outstanding	7,885	8,183	-3.6%
QUARTERLY AVERAGES			
Assets	6,065,208	4,884,328	24.2%
Loans	4,246,302	3,322,149	27.8%
Investment securities	1,117,297	1,075,443	3.9%
Deposits	4,700,927	3,680,205	33.2%
Stockholders' equity	485,267	414,502	17.1%

First Quarter 2008

Condensed Consolidated Statements of Income

(unaudited) (in thousands, except per share data)	Three Months Ended March 31, 2008	2007
Total interest income	$ 91,109	$ 78,636
Total interest expense	34,306	30,492
Net interest income	56,803	48,144
Provision for loan losses	2,363	1,875
Net interest income after provision for loan losses	54,440	46,269
Noninterest income	26,369	21,839
Noninterest expense	53,155	42,912
Income before taxes	27,654	25,196
Income taxes	9,578	8,700
Net income	18,076	16,496
Less: preferred stock dividends	769	—
Net income to common stockholders	$ 17,307	$ 16,496

DATA PER COMMON SHARE:

	2008	2007
Diluted EPS	$ 2.14	$ 1.97
Dividends	0.65	1.02
Book value	63.97	51.52
Tangible book value	40.79	46.95
Appraised value	83.50 *	89.00 **

* Based on the latest independent appraised minority share valuation as of December 31, 2007, effective for transactions on or after February 15, 2008.

** Based on the latest independent appraised minority share valuation as of December 31, 2006, effective for transactions on or after February 15, 2007.

Selected Ratios

(unaudited)	Three Months Ended March 31, 2008	2007
PERFORMANCE		
Return on average common equity	15.82%	16.14%
Return on average common equity excluding other comprehensive income	15.74%	15.88%
Return on average assets	1.20%	1.37%
Net interest margin, FTE	4.29%	4.46%
Efficiency ratio	63.91%	61.32%
CREDIT QUALITY (Period End)		
Annualized provision for loan losses to average loans	0.22%	0.23%
Annualized net charge offs to average loans	0.07%	0.09%
Allowance for loan losses to loans	1.56%	1.45%
Allowance for loan losses to non-accruing loans	134.19%	312.96%
Non-accruing loans to total loans	1.16%	0.46%
CAPITAL ADEQUACY & LIQUIDITY		
Leverage capital ratio	7.11%	8.04%
Average loans to average deposits	90.33%	90.23%

Condensed Consolidated Balance Sheet

(unaudited) (in thousands)	March 31, 2008	2007
ASSETS		
Cash and due from banks	$ 231,241	$ 152,028
Federal funds sold	47,018	162,515
Interest bearing deposits	10,788	19,063
Investment securities	1,141,850	984,245
Loans	4,384,346	3,363,981
Less: allowance for loan losses	68,415	48,621
Net loans	4,315,931	3,315,360
Premises & equipment, net	163,987	119,923
Accrued interest receivable	41,736	31,786
Goodwill	182,794	37,380
Core deposit intangible	14,604	257
Mortgage servicing rights	18,872	20,359
Company owned life insurance	67,661	65,261
Other assets	47,874	51,678
Total Assets	$ 6,284,356	$ 4,959,855
LIABILITIES AND STOCKHOLDERS' EQUITY		
Deposits	$ 4,901,949	$ 3,863,224
Federal funds purchased	39,960	—
Securities sold under repurchase agreements	535,990	568,042
Accrued interest payable	25,555	20,325
Accounts payable & accrued expenses	43,210	33,952
Other borrowed funds	12,030	220
Long - term debt	97,495	11,237
Subordinated debentures	123,715	41,238
Total Liabilities	5,779,904	4,538,238
Stockholders' equity	504,452	421,617
Total Liabilities and Stockholders' Equity	$ 6,284,356	$ 4,959,855



DILUTED EARNINGS PER COMMON SHARE
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
1Q07
2Q07
3Q07
4Q07
1Q08

First Interstate BancSystem, Inc.

P.O. Box 30918 □ Billings, Montana 59116 □ (406) 255-5390
www.firstinterstatebank.com